Filed Pursuant to Rule 433

Registration No. 333- 209738

No. 333-209738-01

Free Writing Prospectus, dated October 5, 2018

First National Master Note Trust

Issuing Entity

First National Funding LLC	First National Bank of Omaha
Depositor	Sponsor and Servicer

Series 2018-1 Asset Backed Notes

The depositor has prepared a preliminary prospectus dated October 3, 2018 which describes the Series 2018-1 Class A notes (the “offered notes”) to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the offered notes.

Additional Information

The tables below contain the following information as of December 31 for each of the years or the other date shown: the total dollar amount of receivables outstanding in the trust portfolio; the dollar amount of receivables outstanding in the trust portfolio with respect to co-branded cards (captioned “Branded” below), with respect to receivables acquired by the bank from third-party financial institutions (captioned “Financial Institutions” below) and with respect to receivables originated by the bank or one of its affiliates (captioned “National” below); and the percentage of total receivables in the trust portfolio for each of Branded, Financial and National. We cannot assure you that future information of this nature will be similar to the historical information set forth in the tables and may vary materially.

Trust 1—Segment Mix

$ Outstanding	03/31/2009	2009	2010	2011	2012
Branded	219,608,749	245,050,192	230,419,368	212,802,439	307,200,834
Financial Institutions	452,624,942	515,800,271	868,058,976	804,265,486	902,506,282
National	1,955,411,497	1,990,306,955	1,625,594,335	1,413,608,012	1,407,123,097

total	2,627,645,188	2,751,157,418	2,724,072,679	2,430,675,937	2,616,830,213
%
Branded	8.4%	8.9%	8.5%	8.8%	11.7%
Financial Institutions	17.2%	18.7%	31.9%	33.1%	34.5%
National	74.4%	72.3%	59.7%	58.2%	53.8%

total	100.0%	100.0%	100.0%	100.0%	100.0%

Trust 1—Segment Mix

$ Outstanding	2013	2014	2015	2016	2017	06/30/18
Branded	287,417,704	478,784,739	467,478,963	712,687,366	701,752,629	943,967,430
Financial Institutions	816,910,288	1,079,282,368	1,013,132,859	987,213,228	949,192,669	1,070,318,746
National	1,236,715,389	1,399,846,208	1,296,426,077	1,211,044,376	1,150,058,288	1,240,532,959

total	2,341,043,381	2,957,913,315	2,777,037,899	2,910,944,970	2,801,003,586	3,254,819,135
%
Branded	12.3%	16.2%	16.8%	24.5%	25.1%	29.0%
Financial Institutions	34.9%	36.5%	36.5%	33.9%	33.9%	32.9%
National	52.8%	47.3%	46.7%	41.6%	41.1%	38.1%

total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

You should consider carefully the risk factors beginning on page 19 in the prospectus.

The depositor has filed a registration statement (including a prospectus) (File No. 333-209738) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for the offered notes filed pursuant to Rule 424(h) on October 3, 2018, and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.